Exhibit 99.1

Contacts:

Dan Darazsdi +1 910 558 7915 daniel.darazsdi@ppdi.com

Luke Heagle +1 910 558 7585 luke.heagle@ppdi.com

FOR IMMEDIATE RELEASE

PPD Reports Fourth Quarter and Full Year 2009 Financial Results

Highlights:

•	Completed two strategic acquisitions in China

•	Full year 2009 cash flow from operations of $253 million

•	Establishing strategic outsourcing partnerships

•	Planning to spin off compound partnering business by mid-2010

WILMINGTON, N.C. (February 8, 2010) - PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the fourth quarter and full year ended December 31, 2009.

PPD recorded net revenue of $357.4 million for the fourth quarter of 2009, compared to $363.1 million for the fourth quarter of 2008. Fourth quarter 2009 income from operations was $23.9 million, compared to $71.7 million for the same period in 2008. Fourth quarter 2009 diluted earnings per share were $0.16, compared to $0.40 for the same period last year. Fourth quarter 2009 diluted earnings per share included impairments of an intangible asset and equity investments totaling $10.0 million, net of tax, related to the company’s dermatology program within the compound partnering business and the company’s investment portfolio, respectively.

Net revenue for the full year ended December 31, 2009, was $1.42 billion, compared to net revenue of $1.55 billion for the full year 2008. Full year 2009 income from operations was $192.9 million, compared to income from operations of $282.4 million for the same period in 2008. Diluted earnings per share for the full year 2009 were $1.34, compared to diluted earnings per share of $1.56 for the same period last year.

Development

Development segment net revenue for the fourth quarter of 2009 was $328.1 million, compared to $338.7 million for the fourth quarter of 2008. Development segment income from operations for the fourth quarter of 2009 was $49.4 million, compared to $72.6 million for the fourth quarter of 2008.

Full year 2009 development segment net revenue was $1.31 billion, compared to net revenue of $1.42 billion for the full year 2008. Development segment income from operations for the full year 2009 was $223.2 million, compared to income from operations of $272.5 million for the same period in 2008. Full year 2009 income from operations for this segment included restructuring costs of $3.9 million.

Discovery Sciences

Discovery sciences segment net revenue for the fourth quarter of 2009 was $0.5 million, compared to $0.1 million for the fourth quarter of 2008. Discovery sciences segment loss from operations for the fourth quarter of 2009 was $25.5 million, compared to a loss from operations of $0.9 million for the same period in 2008. The loss for the fourth quarter of 2009 was higher than the prior year loss due to the impairment of an intangible asset, an increase in research and development expenditures related to the company’s dermatology business and the upfront costs and research and development expenses related to the two compounds PPD in-licensed from Janssen Pharmaceutica N.V. in the fourth quarter of 2009.

Full year 2009 discovery sciences segment net revenue was $6.3 million, compared to net revenue of $18.4 million for the full year 2008. Full year 2008 discovery sciences segment net revenue included two milestone payments from Takeda Pharmaceutical Company Limited totaling $18.0 million triggered by the U.S. Food and Drug Administration’s acceptance of Takeda’s new drug application, or NDA, for alogliptin in the United States and the submission of its NDA for alogliptin to the Ministry of Health, Labour and Welfare in Japan. Discovery sciences segment loss from operations for the full year 2009 was $30.3 million, compared to income from operations of $9.9 million for the same period in 2008.

As previously disclosed, in April 2009, PPD sold the assets of its wholly owned subsidiary, Piedmont Research Center, LLC. In December 2009, PPD also completed the sale of its wholly owned subsidiary, PPD Biomarker Discovery Sciences, LLC, which owned and operated a biomarker discovery laboratory in Menlo Park, CA. These businesses were part of the company’s discovery sciences segment. Therefore, the company is reporting current and historical financial results for these businesses in discontinued operations.

Other Financial Information

New business authorizations for the fourth quarter of 2009 totaled $465.6 million. Backlog at December 31, 2009, was $3.0 billion. Contract cancellations and adjustments for the quarter were $284.9 million, including three large project cancellations that together represented approximately four percent of year-end backlog.

Days sales outstanding for the full year 2009 were 31.3 days, compared to 42.2 days at December 31, 2008. Cash flow from operations for the fourth quarter of 2009 was $115.9 million. At December 31, 2009, PPD had $642.1 million in cash and investments. The effective tax rate for continuing operations in the fourth quarter of 2009 was approximately 20 percent.

“Although fourth quarter cancellations and adjustments were higher than anticipated, we delivered strong operating cash flow during the quarter and we are continuing to establish new strategic outsourcing partnerships,” said David Grange, chief executive officer of PPD. “We remain committed to combining our financial and operational strength with our unrelenting focus on creating efficient solutions for our clients to maximize value for our shareholders.”

Fred Eshelman, executive chairman of PPD, added, “PPD made significant progress on several strategic fronts in 2009, as evidenced by acquisitions and investments in emerging markets, expansion in new service areas, and the anticipated spin-off of our compound partnering business. We continue to believe in the fundamentals of the market for CRO services, and we intend to continue to focus on sales execution, operational performance, and building strategic partnerships with clients in the year ahead.”

PPD will conduct a live conference call and webcast tomorrow, February 9, 2010, at 9:30 a.m. ET to discuss its fourth quarter and full year 2009 results. A Q&A session will follow. All interested parties can access the webcast through the Presentations & Events link in the Investors section of the PPD Web site at http://www.ppdi.com. The webcast will be archived shortly after the call for on-demand replay. The conference call will be broadcast live over the Internet, and the live call may be accessed via the following direct dial numbers:

Participant dial-in:	+1 877 644 0692 (U.S./Canada)
+1 973 200 3387 (International)
Conference ID:	43391595

PPD is a leading global contract research organization, celebrating 25 years of advancing drug development. We provide discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 40 countries and more than 10,500 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: success in sales growth; loss of and delay in large contracts; higher-than-expected cancellation rates; competition within the outsourcing industry; reliance on economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries and academic and government-sponsored research sectors; overall global economic conditions; costs and risks associated with the development and commercialization of drugs, including uncertainties regarding regulatory submissions and approvals, and successful sales and marketing thereafter, for alogliptin and Priligy®; rapid technological advances that make our products and services less competitive; risks associated with acquisitions and investments, such as integration and impairments; risks associated with and dependence on collaborative relationships; the ability to attract, integrate and retain key personnel; the planned spin-off of the compound partnering business; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2009	2008	2009
Net revenue:
Development	$338,710	$328,080	$1,415,829	$1,309,454
Discovery Sciences	108	547	18,423	6,313
Reimbursed out-of-pockets	24,321	28,775	117,132	101,003

Total net revenue	363,139	357,402	1,551,384	1,416,770

Direct costs:
Development	154,940	157,120	689,424	630,122
Discovery Sciences	249	57	614	630
Reimbursable out-of-pocket expenses	24,321	28,775	117,132	101,003

Total direct costs	179,510	185,952	807,170	731,755

Research and development	1,045	13,348	7,621	23,630
Selling, general and administrative	95,957	107,039	393,439	390,229
Depreciation and amortization	14,918	16,795	59,150	64,013
Restructuring costs	—	—	—	3,892
Impairment of intangible asset	—	10,361	1,607	10,361

Operating income	71,709	23,907	282,397	192,890

Impairment of investments	(2,306)	(2,076)	(17,741)	(2,076)
Loss from equity method investment	—	(1,278)	—	(1,278)
Other income (expense), net	(146)	1,444	14,761	3,547

Income from continuing operations before income taxes	69,257	21,997	279,417	193,083
Provision for income taxes	22,135	4,363	91,469	52,952

Income from continuing operations	47,122	17,634	187,948	140,131

Discontinued operations, net of taxes	78	1,357	(429)	19,164

Net income	$47,200	$18,991	$187,519	$159,295

Income per share from continuing operations:
Basic	$0.40	$0.15	$1.58	$1.19

Diluted	$0.40	$0.15	$1.56	$1.18

Income per share from discontinued operations:
Basic	$—	$0.01	$—	$0.16

Diluted	$—	$0.01	$—	$0.16

Net income per share:
Basic	$0.40	$0.16	$1.58	$1.35

Diluted	$0.40	$0.16	$1.56	$1.34

Dividends declared per common share	$0.13	$0.15	$0.43	$0.575

Weighted average number of shares outstanding:
Basic	117,895	118,173	118,792	118,007

Diluted	118,837	118,918	120,097	118,769

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	December 31,
	2008	2009
Cash, cash equivalents, short-term and long-term investments	$608,437	$642,106
Accounts receivable and unbilled services, net	401,303	429,670
Total assets	1,754,428	2,027,880
Unearned income	246,649	297,844
Shareholders’ equity	1,180,996	1,346,127

Additional information
(in thousands)
(unaudited)
Cash, cash equivalents, short-term and long-term investments categories

	December 31,
	2008	2009
Cash and cash equivalents	$491,755	$408,903
Short-term investments	27,064	144,645
Long-term auction rate securities	89,618	88,558

	$608,437	$642,106